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                                       FORM OF
                                 RYDEX SERIES TRUST

                                      RULE 18F-3
                                 MULTIPLE CLASS PLAN

                                   __________, 1997


          Rydex Series Trust (the "Trust"), a registered investment company that currently consists of a number of separately managed funds, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each fund listed on Schedule A hereto (each a "Fund" and together the "Funds").

A.   ATTRIBUTES OF SHARE CLASSES

          1. The rights of each class of shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate") as each such Certificate is approved by the Trust's Board of Trustees and as attached hereto as Exhibits.

          2. With respect to each class of shares created hereunder, each share of a Fund will represent an equal PRO RATA interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Trust's Prospectuses; (iii) each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Distribution Plan"), and separately bear any other service fees ("service fees") that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the Distribution Plan; (iv) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (v) shareholders of each class will have exclusive voting rights regarding any matter (such as a Distribution Plan or service agreement relating to a class) submitted to shareholders that relates solely to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.   EXPENSE ALLOCATIONS

          With respect to each Fund, the expenses of each class shall be allocated as follows: (i) any Rule 12b-1 fees relating to a particular class of shares associated with a Distribution Plan or service fees relating to a particular class of shares are (or will be) borne

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exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and
(iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

          Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).

C.   AMENDMENT OF PLAN; PERIODIC REVIEW

          This Multiple Class Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board.

          The Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, must periodically review this Multiple Class Plan for its continued appropriateness, and must approve any material amendment of the Multiple Class Plan as it relates to any class of any Fund covered by the Multiple Class Plan. In approving any material amendment to the Multiple Class Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the Trust as a whole.

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                                      SCHEDULE A

                                  RYDEX SERIES TRUST

FUND

The Rydex U.S. Government Money Market Fund
The Nova Fund
The Ursa Fund
Rydex OTC Fund
Rydex Precious Metals Fund
Rydex U.S. Government Bond Fund
The Juno Fund
Rydex Banking Fund
Rydex Basic Materials Fund
Rydex Biotechnology Fund
Rydex Consumer Products Fund
Rydex Electronics Fund
Rydex Energy Fund
Rydex Energy Services Fund
Rydex Financial Services Fund
Rydex Health Care Fund
Rydex Leisure Fund
Rydex Retailing Fund
Rydex Technology Fund
Rydex Telecommunications Fund
Rydex Transportation Fund

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                                                                      Exhibit A
                                  RYDEX SERIES TRUST
                           CERTIFICATE OF CLASS DESIGNATION

                                    ADVISOR SHARES

1.   CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

     Advisor Shares are subject to asset-based fees under a Distribution and Shareholder Services Plan (the "Plan"). Pursuant to Rule 12b-1, The Trust, on behalf of the applicable Fund, will make monthly payments to the Distributor for providing distribution services under the Plan approved by the Board of Trustees, at an annual rate of up to .25% of each Fund's average daily net assets attributable to the Advisor Shares. The Distributor will use this fee to compensate service providers for providing distribution-related services, ongoing account maintenance and other services to Institutional shareholders (including, when applicable, any underlying beneficial owners) including, but not limited to, answering routine customer inquiries concerning their investments. The Trust, on behalf of the applicable Fund, will make monthly payments to the Servicer for providing shareholder services under the Plan approved by the Board of Trustees at an annual rate of .25% of each Fund's average daily net assets attributable to the Advisor Shares, as compensation for providing some or all of the following shareholder services including: (i) maintaining accounts relating to Clients that invest in Advisor Shares; (ii) arranging for bank wires; (iii) responding to Client inquiries relating to the services performed by PADCO Financial Services, Inc. or any service provider;
(iv) responding to inquiries from Clients concerning their investment in Advisor Shares; (v) assisting Clients in changing dividend options, account designations and addresses; (vi) providing information periodically to Clients showing their position in Advisor Shares; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Clients; (viii) processing purchase exchange and redemption requests from Clients and placing orders with the Funds or its service providers; (ix) providing sub-accounting with respect to Advisor Shares beneficially owned by Clients; and (x) processing dividend payments from the Funds on behalf of Clients.

2.   ELIGIBILITY OF PURCHASERS

     Advisor Shares generally require a minimum initial investment of $25,000. Advisor Shares are only sold through a third party financial intermediary or mutual fund supermarket.

3.   EXCHANGE PRIVILEGES

     Advisor Shares of each Fund may be exchanged for Advisor Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Trust's Prospectuses, and subject to any applicable limitations resulting from the closing of Funds to new investors.

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4.   VOTING RIGHTS

     Each Advisor Shareholder will have one vote for each full Advisor Share held and a fractional vote for each fractional Advisor Share held. Advisor Shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Advisor (such as a distribution plan or service agreement relating to Advisor), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Advisor Shareholders differ from the interests of holders of any other class.

5.   CONVERSION RIGHTS

     Advisor Shares do not have a conversion feature.

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                                                                      Exhibit B
                                  RYDEX SERIES TRUST
                           CERTIFICATE OF CLASS DESIGNATION

                                   INVESTOR SHARES

1.   CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

     Investor Shares are sold without a sales charge or asset-based distribution or shareholder servicing fee.

2.   ELIGIBILITY OF PURCHASERS

     Investor Shares generally require a minimum initial investment of $25,000.

3.   EXCHANGE PRIVILEGES

     Investor Shares of a Trust's Fund may be exchanged for Investor Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Trust's Prospectuses, and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.   VOTING RIGHTS

     Each Investor Shareholder will have one vote for each full Investor Share held and a fractional vote for each fractional Investor Share held. Investor Shareholders will have exclusive voting rights regarding any matter submitted to Shareholders that relates solely to Investor Shares and will have separate voting rights on any other matter submitted to Shareholders in which the interests of Investor Shareholders differ from the interests of holders of any other class.

5.   CONVERSION RIGHTS

     Investor Shares do not have a conversion feature.